Exhibit 23

Independent Auditors’ Consent

The Board of Directors

Team Financial, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-74424) on Form S-8 of Team Financial, Inc. of our report dated March 6, 2002, with respect to the consolidated statements of financial condition of Team Financial, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Team Financial, Inc.

/S/ KPMG LLP

Kansas City, Missouri

March 29, 2002